As filed with the Securities and Exchange Commission on November 13, 1997.
                                                       Registration No. 333-3802


                        SECURITIES EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                              AMENDMENT NO. 1 TO
                        FORM S-1 REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933



                      CHECKERS DRIVE-IN RESTAURANTS, INC.
            (Exact name of registrant as specified in its charter)

           5812                                      DELAWARE                          58-1654960

(Primary Standard Industrial            (State or other jurisdiction of             (I.R.S. Employer
 Classification Code Number)             incorporation or organization             Identification No.)
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                      600 CLEVELAND STREET, EIGHTH FLOOR
                          CLEARWATER, FLORIDA  34615
                                (813) 441-3500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   JOSEPH N. STEIN, EXECUTIVE VICE PRESIDENT
                      CHECKERS DRIVE-IN RESTAURANTS, INC.
                      600 CLEVELAND STREET, EIGHTH FLOOR
                          CLEARWATER, FLORIDA  34615
                                (813) 441-3500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                           JANET S. MCCLOUD, ESQUIRE
                      CHRISTENSEN, MILLER, FINK, JACOBS,
                          GLASER, WEIL & SHAPIRO, LLP
                           2121 AVENUE OF THE STARS
                                  18TH FLOOR
                         LOS ANGELES, CALIFORNIA 90067

                               EXPLANATORY NOTE



The purpose for the filing of this Amendment No. 1 to Registration Statement No. 333-3802 is to withdraw such Registration Statement (which was originally filed in April 1996) from consideration by the Securities and Exchange Commission. The 200,000 shares of Common Stock of Checkers Drive-In Restaurants, Inc. to which this Registration Statement relates have been sold pursuant to Rule 144 under the Securities Act of 1933, as amended.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereby duly authorized in the City of Clearwater, State of Florida, on September 18, 1997.


                                CHECKERS DRIVE-IN RESTAURANTS, INC.

                                By: /s/ C. Thomas Thompson
                                   --------------------------------------
                                C. Thomas Thompson
                                Chief Executive Officer
                                Principal Executive Officer


                                By: /s/ Joseph N. Stein
                                   --------------------------------------
                                Joseph N. Stein
                                Executive Vice President,
                                Chief Administrative Officer and
                                Chief Financial Officer
                                (Principal Financial & Accounting Officer



        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 18, 1997.


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

            SIGNATURE                           TITLE
            ---------                           -----
/s/ William P. Foley                            Chairman of the Board
---------------------------------
William P. Foley

/s/ C. Thomas Thompson                          Chief Executive Officer and Director
---------------------------------
C. Thomas Thompson

/s/ Terry N. Christensen                        Director
---------------------------------
Terry N. Christensen

/s/ Frederick E. Fisher                         Director
---------------------------------
Frederick E. Fisher

/s/ Jean Giles Wittner                          Director
---------------------------------
Jean Giles Wittner

/s/ Clarence V. McKee                           Director
---------------------------------
Clarence V. McKee

/s/ Burt Sugarman                               Director
---------------------------------
Burt Sugarman
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